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Exhibit 3.3

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.390—After Issuance of Stock)

1.
Name of corporation:

AMAZING TECHNOLOGIES CORP.

2.
The articles have been amended as follows (provide article numbers, if available):

The article governing the total number of shares of capital stock which the Corporation is authorized to issue has been increased from 100,000,000 shares with a par value of One-tenth of a Cent ($0.001) per share to 205,000,000 shares of which 175,000,000 shares shall be common stock with a par value of One-tenth of a Cent ($0.001) per share and 30,000,000 shares shall be preferred stock with a par value of One-hundredths of a Cent (0.0001) per share.

A description of the different classes of capital stock of the corporation, statement of the relative rights of the holders of the stock of each class, and a statement of the voting powers and designations, preferences, participating, optional or other special rights and qualifications, limitations, and restrictions thereof, of the various classes of stock is attached as Schedule 1 hereto and incorporated by reference.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 52.8%

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

4.
Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)
5.
Officer Signature (required): /s/ J. BRADLEY HALL

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.

May 6, 2005

AMAZING TECHNOLOGIES CORP.
(a Nevada corporation)

SCHEDULE 1
to
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

        Capital Stock:    The total number of shares of all classes of capital stock which the Corporation is authorized to issue is increased from 100,000,000 shares with a par value of One-tenth of a Cent to 205,000,000 shares of which 175,000,000 shares shall be common stock with a par value of One-tenth of a Cent ($0.001) per share, and 30,000,000 shares shall be preferred stock with a par value of One-hundredths of a Cent ($0.0001) per share.

        A description of the different classes of capital stock of the corporation, statement of the relative rights of the holders of the stock of each class, and a statement of the voting powers and designations, preferences, participating, optional or other special rights and qualifications, limitations, and restrictions thereof, of the various classes of stock are as follows:

  a)
  The authorized common stock of 175,000,000 shares shall be designated as common stock and shall be entitled to vote on each matter submitted to a vote at a meeting of shareholders.

  b)
  Subject to the provisions of Nevada Revised Statutes, the preferred stock may be issued from time to time in one or more series, each of such series to have such designation, preferences, and relative, participating, optional, voting or other special rights and qualifications, limitations, or restrictions thereof, as are stated and expressed in a resolution, or resolutions providing for the issuance of such series adopted by the Board of Directors as hereinafter provided.

  c)
  Authority is hereby expressly granted to the Board of Directors subject to the provisions of this article and subject further to the provisions of Nevada Revised Statutes to authorize one or more series of preferred stock, and, with respect to each series, to fix by resolution or resolutions providing for the issuance of such series:

  (i)
  the number of shares to constitute such series and the distinctive designation thereof;

  (ii)
  the dividend rate on the shares of such series;

  (iii)
  whether or not dividends on the shares of such series shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate;

  (iv)
  whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption price and any dividends accrued thereon which the shares of such series shall be entitled to receive upon the redemption thereof;

  (v)
  whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

  (vi)
  whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

    (vii)
    the voting power of the shares of such series;

    (viii)
    the rights of the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation; and

    (ix)
    such other special rights and protective provisions as the Board of Directors may deem advisable.

        No stock issued as fully paid up may ever be assessed and the articles of incorporation must not be amended in this particular.

        IN WITNESS WHEREOF, the undersigned has executed as of the date hereof.

/s/ J. BRADLEY HALL J. Bradley Hall, Director

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.385 AND 78.390)
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.390—After Issuance of Stock)
AMAZING TECHNOLOGIES CORP. (a Nevada corporation) SCHEDULE 1 to CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION